Prospectus Supplement No. 4
to Prospectus dated April 27, 1998


                                 ALKERMES, INC.
       2,300,000 SHARES OF $3.25 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
             $115,000,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES
                        3,881,940 SHARES OF COMMON STOCK


         This Prospectus Supplement supplements information contained in that certain Prospectus of Alkermes, Inc. (the "Company") dated April 27, 1998 (the "Prospectus") relating to the potential resale from time to time of $3.25 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), 6 1/2% Convertible Subordinated Debentures (if issued) (the "Debentures") and Common Stock (the "Common Stock") issuable upon conversion of the Preferred Stock or Debentures (if issued). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders and the respective amount of shares of Preferred Stock beneficially owned by each Selling Shareholder and that may be sold, the principal amount of Debentures which would be beneficially owned and may be sold by each Selling Shareholder, and number of shares of Common Stock that may be sold by the Selling Shareholders pursuant to this Prospectus, as amended or supplemented:


                          NUMBER OF
                          SHARES OF                       PRINCIPAL
                          PREFERRED                       AMOUNT OF
                            STOCK                        DEBENTURES       NUMBER OF
                         BENEFICIALLY    PERCENT OF     BENEFICIALLY     CONVERSION
                          OWNED AND     OUTSTANDING       OWNED AND        SHARES
                          THAT MAY       PREFERRED        THAT MAY        THAT MAY
NAME(1)                    BE SOLD         STOCK           BE SOLD        BE SOLD(2)
------                   ------------   -----------     ------------     ----------

BancAmerica Robertson       67,500         2.93%         $3,375,000        113,926
Stephens


(1) The information set forth herein is as of June 2,1998 and will be updated as required.

(2) Assumes conversion of the full amount of Preferred Stock held by such holder at the initial conversion rate of 1.6878 shares of Common Stock for each share of Preferred Stock.


             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 3, 1998